Exhibit 99.1

FINAL TRANSCRIPT

Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Conference Call Transcript

AA - Q2 2006 ALCOA Inc Earnings Conference Call

Event Date/Time: Jul. 10. 2006 / 5:00PM ET

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FINAL TRANSCRIPT

Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Tony Thene

Alcoa, Inc. - Director IR

Alain Belda

Alcoa, Inc. - Chairman, CEO

Joe Muscari

Alcoa, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Michael Gambardella

JP Morgan - Analyst

Robert Clifford

ABN AMRO - Analyst

Hongyu Cai

Goldman Sachs - Analyst

Dave Martin

Deutsche Bank - Analyst

John Hill

Citigroup - Analyst

Tony Rizzuto

Bear Stearns - Analyst

Amir Arif

Friedman, Billings, Ramsey - Analyst

John Tumazos

Prudential - Analyst

Scott Rozelli

Morgan Stanley - Analyst

David Gagliano

Credit Suisse - Analyst

Clayton Freeman

BMO Capital - Analyst

Glen Lockheart

UBS - Analyst

Charles Bradford

Bradford Research - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by and welcome to the Alcoa Inc. second quarter 2006 earnings conference call. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today’s conference, Mr. Tony Thene, Director of Investor Relations. Please proceed sir.

Tony Thene - Alcoa, Inc. - Director IR

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FINAL TRANSCRIPT

Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Good afternoon, and thank you for attending Alcoa’s second quarter 2006 analyst conference. At today’s conference Alain Belda, Chairman and CEO, will give an overview of the second quarter performance, as well as some insight into the major activities of the quarter. In addition, Joe Muscari, Chief Financial Officer, will review the second quarter financial results and current business conditions.

Before I turn it over to Alain, I would like to remind you that in discussing the Company’s performance today, we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations, and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, please refer to Alcoa’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006 filed with the SEC.

In our discussion today we have included some non-GAAP financial measures. You can find our presentation of the most directly comparable GAAP financial measures calculated in accordance with generally accepted accounting principles and our related reconciliation on our website at www.alcoa.com under the Invest section.

At this time let me turn it over to Alain.

Alain Belda - Alcoa, Inc. - Chairman, CEO

This was another strong quarter for Alcoa. We had record income from continuing operations at $752 million, or $0.86 per share, the highest quarterly income from continuing operations in our 115 years history, this after a non-recurring negative charge of $0.04 per share for strike preparation and settlement costs, or $0.90.

At almost $8 billion in sales it was also the highest quarterly revenue in the Company history. Record profits in Alumina, Primary Metal and Engineered Solutions segments, and more important, all segments had marked improvements.

Certainly these results were positively impacted by the higher LME prices, but they were also supported by strong management actions we had been taking in the last three years to improve productivity to deal with rising input costs, improve our product mix, increase market share, restructure, and managing our global business. Our year-to-date annualized return on capital was 15.4%, well in excess of cost of capital and over 18%, excluding growth investments.

Let me now talk about safety. We have had 50 lost workdays due to injuries year-to-date on 129,000 people. Through the first 6 months of the year, 88% of our locations have not had lost work day injuries. This was a lost workday — this is the lost workday rate of ..079. For total recordables injuries this year to date the rate was 1.147. 52% of our locations have not had a total recordable injury.

Safety talks about values, about disciplined deployment, about standard operating procedures, and about caring for people. These results are a good indicator of management capability to lead and to execute complex systemic tasks.

While this is fundamental for us, there are other dimensions or measure of performance that I track closely, and they are operational excellence, innovation, new products, profitable growth, sustainable development, and portfolio management. Let me talk about some of these.

Let’s start with operational excellence, and I will give you just a couple of examples. Our Alumina segment again set a quarterly production record in tons per day. Our Flat Rolled Products segment continued to excel operationally, and this quarter our rolling mills at our Texarkana facility achieved record production through people involvement, superior technical support, TPM. In other words, all the things that are part of ABS.

The Engineering Solutions segment again had a record quarterly profit, driven in part by record production at our Cleveland and Kofem in Hungary facilities in the Class 8 truck wheels — as well as record shipment for Class 8 truck wheels, the second quarter in a row, and record productivity in our Fastener business. And also the second quarter in a row.

Let’s talk about innovation and new product. As I stated last year, we have over 40 new products in the pipeline to be introduced in the next 18 months. Let me highlight a couple that were announced in the second quarter.

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Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

The first commercial use in the U.S. of our new Alcoa designed glass wine closures called Vino-Seal. Whitehall Lane Winery of Napa Valley, California is the first winery in the world to use it.

We also signed a multiyear contract with Nike to supply specialty aluminum drawn tube for their premium brand baseball bats and Nike Aero Torque and Aero Strobe. More importantly, the contact provides a unique opportunity for cooperative marketing and development of Alcoa brands in giving us brand recognition associated with Nike.

Third, Reynobond with Kevlar, a product of DuPont. It is a lightweight aluminum polymer fiber composite, (indiscernible) for commercial and public building facades, and possibly for broader application. It has passed with great success the simulated hurricane impact tests.

In addition, we had numerous manufacturing process breakthroughs. One that we recently placed into action is our Natural Media Filtration. This is a biologically derived method of collecting harmful PCBs from contaminated wastewater streams. This technology represents a low-cost breakthrough in our effort and other companies’ efforts to contain PCB.

Now let’s talk about growth, sustainable development and portfolio management. In the second quarter we continued to take action to profitably grow our business and manage our portfolio. We formed a joint venture with Shanxi Yuncheng Engraving Group in China. This is an existing flat rolled product plants in Kunshan City, China, which is close to Shanghai. We will own 70% and be the managing partner. It is dedicated to the production of aluminum brazing sheet for the China market.

We signed an MOU with Vinacomin to explore the feasibility of creating a joint venture to develop a bauxite mine and an alumina refinery in Vietnam. We opened our first plant in Bulgaria, a consumer products plant to produce household wrap, products including foil and film.

First pour at Howmet’s newly installed vacuum furnace at the Whitehall Michigan manufacturing facility. The new furnace equipped with the latest control technology and gains from ABS design resulted in a 30% increase in output.

We have also established a new entity in Johannesburg, South Africa for the sale and distribution of aluminum forged truck wheels in Africa. This marks now the 44th country in which Alcoa has a presence.

Just recently we acquired minority interest in our Eastalco and Intalco aluminum smelters. And we’ve announced a plan to divest of our Home Exteriors business, which manufactures and markets premium product for the residential construction and remodeling market in the United States. And we continue to review options for our soft alloy extrusion business.

Over the last several slides I have reviewed the action that we took in support of the current quarter’s performance and to drive our growth in the future. As in the last quarter, we took advantage of a favorable market fundamental. Let me take a couple of minutes and review those market fundamentals.

The second quarter was another healthy quarter for aluminum demand. Again, we saw premiums firming in all areas of the world, indicating a strong phase of demand. Midwest premium has risen from as low as $77 per metric ton in August of last year to currently $136 per metric tons. Japanese CIF premium for Western metal have risen from $55 in February of this year to $74 in the third quarter of this year. And newly paid European premiums have also rebounded from the lows of December 2005 of $82.5 per ton to $120 per metric tons.

It is also important to note the physical premium for value-added products such as billet, rod and slab have also increased, and supplies are very tight, and some markets are even on allocation.

Visible stock, which consists of producer stock, LME, COMEX, and Shanghai Future Exchange Warehouses stock, as well as the Japanese sport stock continued to decline. Since the beginning of this year we have seen days of consumption decline from about 34 days to just over 31 days. In May the AIAI overall inventory countered the tradition trend of increasing in this month, and actually decreased by 33,000 metric tons.

Moving on to price, we have seen a strong correction in the price from the highs of mid-May of 3,300, but we have also seen that as aluminum has lagged other base metals on the way up, it is also lagging on the way down. The market has been range bound since early June, trading between $2,480 per metric ton to $2,550 per metric ton.

Every time we talk about aluminum price, we always lead us to a speculation of what will happen in China. Well, yes, China is increasing its aluminum and alumina production. It is doing so to support increasing internal demand for aluminum. Even with this increased alumina

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Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

production, it will continue to be a large importer of alumina and aluminum. With this increase in alumina production comes a question of availability of bauxite to fuel this growth. I think this is going to be a big challenge for China, and our assumptions is that their cost of alumina produced is probably around $300.

The bottom line is that over the last 18 months China has been a net importer of aluminum, taking into consideration scrap import, and will continue to import alumina.

In closing, and before I turn it over to Joe, let me summarize the quarter in some simple bullet points. It was another great quarter, no matter how you measure it. Our results for the first half of 2006 were greater than any full year in the history of Alcoa, except for one.

Have we benefited from high metal price? Sure, we did. But more importantly, we believe that we have locked in productivity gains across many businesses to take advantage, not only of the higher metal price, but also of the very strong end markets. We are especially pleased with the sustained high level of operational performance of most of our businesses.

The results of this record quarter include 35 million after-tax, or $0.04 per share negative charge, for strike preparation and settlement. On that subject I would like to state how pleased we are that Alcoa and the United Steel Workers were able to reach an agreement on a new labor contract affecting 10,000 Alcoans in that we truly believe is a win-win contract for the community, for employees, and Alcoa, and ultimately, obviously, our shareholders.

We have had two great quarters back-to-back, and we expect the underlying operation performance to continue. We had a great first quarter, and a second quarter that topped that by 22%. We don’t expect this to be repeated on the third quarter.

As Joe will mention, we will be impacted by the traditional seasonality of the third quarter; however, this impact will be as much — at a much higher level of profitability than in prior years. As always, we will be impacted by changes in metal prices as we continue to be more than 90% exposed to market.

Joe Muscari - Alcoa, Inc. - CFO

Good evening everyone. I am obviously very pleased with the second quarter results as we were able to again achieved record levels of profitability. Our continued focus on productivity improvements, combined with strong metal prices and strong end markets, enabled us to achieve this record results.

Revenue at 7.96 billion and income from continuing ops of 752 million or $0.86 cents a share were all-time highs, as Alain noted. Income was 22% higher sequentially and 52% higher year-over-year, while revenue was 10% higher sequentially and 19% higher year-over-year. Furthermore, three of our segments achieved record operating income for the quarter.

Capital expenditures for the quarter were 729 million, with 64% of the total devoted to growth projects, such as Iceland, Mosjoen, the anode plant in Norway, Pinjarra and Intalco. Working capital increased 428 million in the quarter, primarily due to higher LME prices and strike preparation. However, it is important to note that days working capital improved by three days year-over-year.

We continue to hold our debt-to-capital within our target range at 32%, simultaneously executing our growth project plans. And as Alain noted, our first half annualized return on capital was 15.4%. The quarter itself had a return on capital of 16.3% annualized, and when you exclude growth projects, it was 19.4%.

Before I take you to the income statement, let me give you some detail on the 35 million after-tax, or $0.04 a share, charge for strike prep and settlement costs. The signing bonus was equal to 12.5 million after-tax, while the strike preparation itself and other settlement costs were equal to 22.5 million after-tax. This strike prep portion only includes external costs. There are no internal costs included, such as salaries of Alcoans.

The other contract settlement costs are related to charges for retiree medical at locations sold or closed prior to 2002. And I should also mention there are no additional costs associated with this contract negotiation to be booked in future quarters.

As we look at the net income statement there are two areas that I would like to briefly highlight for you. First, we maintained our significant cost — significant improvement in the first quarter as cost of goods sold as a percent of sales was 75%. This is a reduction from 75.4% in the first

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Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

quarter. And second, again this quarter we were able to decrease our SG&A as a percent of sales. We decreased by 50 basis points to 4.6% because we were able to hold spending.

Now let’s take a look at cash flow. Cash from operations was 699 million, an improvement of 912 million over the previous quarter, and 315 million or 82% improvement over the prior year quarter. We have changed this slide from past versions to give you a little more historical data. The traditional chart we have used in the past is now included in the appendix of this presentation.

There are two main points here that I would like to call your attention to, both of which I have discussed in earlier slides. First is the 428 million increase in working capital, which was driven by improved market conditions, higher LME and strike prep. But as I noted earlier, year-over-year we reduced our days working capital by three days.

The other major use of cash was the 729 million of capital expenditures. This compares to the first quarter at 592 million. And as we have stated many times before, it is our intention to keep our debt-to-cap between 25 and 35%.

I used this slide for the first time in the fourth quarter call — for the fourth quarter 2005. At that time I stated we continue to see the operational side improving within the context of a continuing very strong aluminum market. In the first quarter, and now again in the second quarter, we have been able to drive this increased revenue to the bottom line. And this chart pretty clearly demonstrates that.

Now let’s talk about the segments in detail. As we look at the Alumina segment, you can see that they had another great quarter. Sequentially revenue was up 14% and operating income was up 15%. Higher pricing more than offset the adverse currency impact. As Alain mentioned, on a tons per day basis the Alumina system in total again achieved a record — a production record for the quarter. Looking forward, we expect our productivity gains to continue. In addition, Pinjarra will continue its ramp up schedule, and will be 100% online in the fourth quarter.

Moving to the Primary Metal segment, Primary Metals also had another strong quarter. Sequentially third-party revenue increased by 13% on the back of higher LME prices. Operating income increased by 10% to 489 million, driven by a higher LME prices and premiums, and partially offset by higher energy, unfavorable currency, and strike preparation and settlement cost.

Production increased by 2% sequentially due mainly to the completion of the Alumar Brazil expansion with about 6,000 tons, and the partial return to service at our Portland, Australia smelter. Shipments increased as the Company purchased more primary metal, 145,000 tons in the quarter, for internal use as part of our strategy to sell value-added products.

Looking forward to the third quarter, production will improve due to the continued return to service of the Portland smelter. Further, alumina and power costs will increase due to our LME-linked supply contracts. Also, it is worth noting that in the second quarter LME cash on a one month lag averaged $2,637 a metric ton. And as you know, we price our metal on an approximate thirty-day lag, which means we have about one-third of our metal priced for the third quarter. So if you use the average June cash LME of $2477 per ton as a proxy for that one-third, that would equal an approximate $160 per metric ton decrease compared to the second quarter.

Let’s now move to the Flat Rolled Products segment. Strong performance continued in Flat Rolled Products. Aerospace, commercial transportation, common alloy distribution, and seasonal can sheet demand helped deliver 9% revenue growth over the first quarter. Sequentially operating income increased by 20%, and with continued strength across all businesses, including improvement in the Russia assets.

Looking forward, we expect continued strong demand in aerospace, as well as continued solid operational performance. And we will take advantage of the normal European holiday slowdown to complete scheduled maintenance outages at some of our European locations.

In the Extruded and End Product segment revenue increased sequentially by 14% due to increased volume across all businesses. We saw significant improvement in our soft alloy business, while our global building construction systems businesses and our hard alloy extrusion business remained strong. Looking forward we see consistent market and operational conditions as compared to the second quarter.

Let’s now look at the Engineered Solutions segment. As you can see, we had another record quarter in Engineered Solutions. Sequentially revenues are up only 3%, but operating income was up 20%. The positive improvement was driven by a number of factors. In the AFL auto casting and structures grouping we had continued improvement — improved performance at AFL, strong productivity gains, and benefit from the 2005 restructuring activity. In the investment, castings, forgings and fasteners grouping, market demand remained strong, productivity gains were sustained, and we continued to enrich our product mix.

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Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Looking forward, we will have the traditional third quarter seasonality effects from the European holiday slowdown and the automotive shutdown, albeit, all higher levels of profitability. A review of the quarterly data over the last several years will give you some perspective around this.

In the Packaging and Consumer segment revenue was up 11% to a record $834 million. The majority of this sales growth was in our Closures Systems and Consumer Products businesses. Operating income was up dramatically from 8 million in the first quarter to $37 million. Primary drivers were seasonal volume increases and productivity gains.

As you can see, we have provided a greater level of detail this quarter in an effort to continue to improve our transparency and quality of information that we provide to you. At our recent Investor Day we broke the revenue of this segment into two pieces, Closures Systems and Consumer Products, and Food Packaging and Flexible Packaging, the two most challenging businesses within this segment. We have now used that same break out for operating income to give you a more in-depth look at the segment.

Looking ahead, we expect a normal seasonal slowdown for the third quarter, tempered by our productivity improvements. Again, a review of this segment’s historical seasonal performance should give you a better understanding of this.

I would now like to briefly summarize our outlook for the third quarter. As we look at the third quarter, let me emphasize the following items. We expect continued, strong operational performance across all our segments. We have had consistent production growth in our upstream businesses, obviously partially offset by higher energy and interest costs. We have had significant productivity and operational excellence gains in our Flat Rolled Products and Engineered Solutions segments.

And in this quarter we have had improved performance from our Extruded and End Products and Packaging and Consumer segments through stronger volumes, but also sustainable productivity gains.

We also remain positive on the underlying strength of our markets. And even though we do see the continued — this continued underlying market strength, we will experience the normal seasonality effects in some of our downstream businesses in this quarter, driven by the normal European holiday slowdown and the automotive shutdowns in the summer months, as well as the expected seasonal softening in the Packaging and Consumer segment. Although this seasonality is not something new, it is important to note that it does not detract from the basic fundamental strengths in both our markets and our operations.

We will obviously see the impact, either favorably or unfavorably, from our sensitivity to a changing metals price. As I noted earlier, we have shown over the past couple of quarters a higher performance level that enables us to take more of any increases to the bottom line than in the past. As Alain discussed earlier, we are in a period of increased metal prices supported by strong market fundamental.

Thanks for your attention, and now we would be happy to take questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Michael Gambardella with JP Morgan.

Michael Gambardella - JP Morgan - Analyst

Good afternoon and congratulations on the results. My question is can you give us any more detail on the strike and the restructuring charge, the breakdown by segment, so I could take a look at what our projections were compared to the actual operating results?

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Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Joe Muscari - Alcoa, Inc. - CFO

I can give you some estimated numbers that we have. For instance in primary, it is a little over $9 million; Alumina, a little under 2 million; FRP is around 7 million; Packaging roughly about 1.5 million. These are all after-tax numbers, by the way. We also had, if I remember right, a little over 13 million, or a little under 14 million, in the corporate charge.

Operator

Robert Clifford with ABN AMRO.

Robert Clifford - ABN ARMO - Analyst

Good evening. Just a quick question on your alumina price. (indiscernible) told us before about pricing being on a particularly three-month lag with aluminum. Looking at it on that basis you had a 17% rise in aluminum price on a three-month lag basis, but you’ve got about a 16% rise in revenues and that is with additional volumes. To get to these sort of revenues I would need to reduce the implied leakage ratio on your contract. I was just wondering if there’s anything else in there that was driving it?

Alain Belda - Alcoa, Inc. - Chairman, CEO

I don’t know. I think — like you described, our price for alumina is basically driven by the quarter prior aluminum prices and some contracts that have either bottoms and tops and all of that, or formula driven. But I guess if you look at the average price for last quarter and compare it to the metal for the first quarter, you will be able to get to what the third quarter should be. Add to that the volume.

Operator

Hongyu Cai with Goldman Sachs.

Hongyu Cai - Goldman Sachs - Analyst

Congratulations on the results. If I’m may follow-up on your presentation from last quarter, you provided market — applied the amount balance forecast, which is 500,000 ton deficit this year and 200,000 ton benefit next year. I just wonder if you have changed your view since then — is there updates from there? Thanks.

Alain Belda - Alcoa, Inc. - Chairman, CEO

No, thank you for the congratulations. We feel very good about the quarter also. But we look at the market being short about 500,000 tons in aluminum this year and about 400,000 tons in alumina this year.

Operator

Dave Martin with Deutsche Bank.

Dave Martin - Deutsche Bank - Analyst

I wanted to come back to I guess both the alumina and the primary business. In your prepared text you commented on the impact sequentially quarter over quarter of both a weaker U.S. dollar and higher energy costs. Could you give us some specific numbers around those, in each of those segments?

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Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Joe Muscari - Alcoa, Inc. - CFO

I can’t give you — because I don’t have it here in front me what it is in the segments. But I can give you an impact of the currency. Roughly the currency impact is around $23 million overall. You were looking for what — the energy impact (multiple speakers)?

Dave Martin - Deutsche Bank - Analyst

Yes, that was the second one.

Joe Muscari - Alcoa, Inc. - CFO

Energy overall for the Company was around 14. It was more obviously in the primary segment, and we actually had some cost savings in some of the downstream. So it netted out about 14 overall.

Operator

John Hill with Citigroup.

John Hill - Citigroup - Analyst

I guess I would echo the congratulations on the strong results. Just a quick question on Flat Rolled Products, the ATOI margin there coming in around 3.6%, or 3.9 if we add back the strike provision, yet we have heard a lot about how conversion margins have been improving, and we have seen some lower gas costs, etc. What should we be looking at for margins in that group on a go forward basis? Are we going to see this come back to let’s say the 6 to 8% range in the near future?

Alain Belda - Alcoa, Inc. - Chairman, CEO

That continues to be our goal. You have to remember that includes about $21 million for Russia. [Alcoa clarification: this number refers to approximate total company losses in Russia] It includes the new facility in Asia, Bohai. It includes the new facility we just acquired, the Kunshan. So you have a lot of development and new facilities rolled into this number.

John Hill - Citigroup - Analyst

Have you seen that conversion premiums improving? Would you qualify — would you quantify that as a solid business?

Alain Belda - Alcoa, Inc. - Chairman, CEO

I have, but I cannot out of the top of my head give you that number, but Tony can give you the details, if you want it.

Operator

Tony Rizzuto with Bear Stearns.

Tony Rizzuto - Bear Stearns - Analyst

On the third-party price realization in Primary Metals it seemed to implied a smaller premium over the LME three-month with a thirty-day lag. You guys reported what — 27, 28, or about $1.23, almost $1.24. And if we did our math correctly on the LME three-month with a thirty-day lag, it would have been $1.20 per pound. What maybe had changed your mix? Was there a shift in the mix between billet and ingot during the quarter, or what may have attributed to maybe a little less premium than you have realized in recent quarters?

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Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Joe Muscari - Alcoa, Inc. - CFO

It is basically — it is a mix of things and it is not a pure number. You have — you do have billet that can affect the mix from one period to the next. I don’t have that level of detail with me right now, but it is something that if as we take a look and further analyze some things, Tony may be able to have — come up with something for you later.

Tony Rizzuto - Bear Stearns - Analyst

When you look at the businesses right now, the way they are structured, does that look to be sustainable into the third quarter — that type of premium?

Joe Muscari - Alcoa, Inc. - CFO

We have been able to sustain premiums for a pretty significant period of time. It is (multiple speakers) the same level of premium, because the mix will affect that to a certain degree, but typically we have been able to command a premium.

Tony Rizzuto - Bear Stearns - Analyst

The level of mix, assuming it remains constant, so that level of premium should remain fairly stable, looking at the third quarter?

Joe Muscari - Alcoa, Inc. - CFO

It typically should in terms of proportions.

Operator

Amir Arif with Friedman, Billings, Ramsey.

Amir Arif - Friedman, Billings, Ramsey - Analyst

Just with the announced plan to divest the Home Exteriors business and the options you are looking at on the soft alloy extrusion business, can you give us a sense of how much EBITDA is related to each one of these businesses?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Well, these are in negotiation at this point in time, and I would rather not talk about the specific details. We will be — the Home Exterior will be receiving offers, I think, in the coming 15 days. I don’t think it is a proper time to be informing those details.

Amir Arif - Friedman, Billings, Ramsey - Analyst

Without going into details, can you give us sense of how important these are relative to the cash flow or the earnings for each one of the segments?

Alain Belda - Alcoa, Inc. - Chairman, CEO

It would be the same thing, wouldn’t it?

Operator

John Tumazos with Prudential.

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FINAL TRANSCRIPT

Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

John Tumazos - Prudential - Analyst

Congratulations on all the progress, and the buyback of the 39% in Intalco and Eastalco announced a few days ago. What is the prospect for developing your own coal fired smelting station to service Frederick, Maryland, and sourcing power for the balance of the 666,000 tons you hold idle on the U.S.?

Alain Belda - Alcoa, Inc. - Chairman, CEO

As you know, we keep looking at our options and the experience has been over time that options change. You have seen what the BPA has done with to regards offering some incentives for us to buy power from third-parties, and give us in fact a discount. That is not out of the question for the Eastalco also. So we keep the options open. We continue to negotiate, and that is why we just don’t simply close down the plant or make other decisions.

At the moment the Intalco one we are finishing up the deal with BPA. That will cover energy for the period until 2011. By that time we will make the next decision, be it get more power or justify the power price on the basis of what the then metal price is, or shut it down if that is the case. Those two plants the most threatened plants in the whole system for us, given the fire, but we have an option on the BPA side.

John Tumazos - Prudential - Analyst

Do you have a timetable for building a coal-fired plant for the East?

Alain Belda - Alcoa, Inc. - Chairman, CEO

No, it is under development. It is always working on this kind of options, but I don’t have a timeframe for that.

Operator

Mark Linamaa with Morgan Stanley.

Scott Rozelli - Morgan Stanley - Analyst

This is [Scott Rozelli]. We were positively surprised by the ATOI margins in the downstream businesses. And the question we have is as we see the seasonality impacting revenues in those segments, do you expect the ATOI margins to suffer as well or to remain at similar levels as what we saw in the second quarter?

Joe Muscari - Alcoa, Inc. - CFO

Again, I think — my suggestion that I made in the presentation would be it is worth going through and looking historically at the segment changes. Because what does occur, and it is different in the different segments, you can have some mix changes, because you have different businesses that are affected that have different seasonal effects. That is about as good a guidance as I could give you right now in terms of what to expect.

Scott Rozelli - Morgan Stanley - Analyst

But the markets, I think, are pretty strong.

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FINAL TRANSCRIPT

Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Joe Muscari - Alcoa, Inc. - CFO

Yes, you wouldn’t — I guess another way to say that, the things that would change are not any pricing deterioration or changes in the pricing trends, it would be any mix changes that occur due to seasonality.

Operator

David Gagliano with Credit Suisse.

David Gagliano - Credit Suisse - Analyst

I was just wondering if you could comment on the sharp decline recently in spot alumina prices, and how that compares with your view last quarter of a global deficit in the alumina market through 2007?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Spot alumina is less than 5% of the world market for alumina. That actually that is why it is spot market, and that is usually why we’re not in that market. It will reflect temporary excesses or temporary increased production in China or whatever. So we really don’t worry too much about it. We think of it mostly as helping indicate where future prices for long-term contracts starts from, but not as a way to think about our business.

David Gagliano - Credit Suisse - Analyst

Just to follow-up then, do you still expect a global deficit in the alumina market through 2007?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Yes.

Operator

(OPERATOR INSTRUCTIONS). Clayton Freeman with BMO Capital.

Clayton Freeman - BMO Capital - Analyst

I had a question about natural gas costs in North America. If you could — is there an easy way to talk about say $1 move per Mcf would translate into your margin on alumina?

Joe Muscari - Alcoa, Inc. - CFO

We really don’t — we couldn’t give you a good rule of thumb on that because we do have a hedging mix that we utilize going forward, and that changes.

Alain Belda - Alcoa, Inc. - Chairman, CEO

Plus in places like Jamaica, Brazil, Surinam, we use oil rather than gas for (indiscernible) and coal for steam. So it is really quite a different mix.

Clayton Freeman - BMO Capital - Analyst

Could you maybe talk about just where you do use natural gas, not as a feedstock, but how would your margins compare now say versus places where you’re relying more on oil?

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FINAL TRANSCRIPT

Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Alain Belda - Alcoa, Inc. - Chairman, CEO

I have no idea here. Maybe Tony can help you at one point in time. But again, the point that Joe was making, we tend to have a two-year forward hedging on gas on a decreasing percentage per quarter.

Operator

[Glen Lockheart] with UBS.

Glen Lockheart - UBS - Analyst

In the past you provided realized alumina pricing. I was just wondering if you could give any indication of where the realized price is at the moment on your alumina, and how that has changed over the last couple of quarters?

Joe Muscari - Alcoa, Inc. - CFO

I have this somewhere, but I don’t have it right here. Do you have it?

Tony Thene - Alcoa, Inc. - Director IR

We had it on the charts you presented. You’re looking for numbers different then what we presented?

Glen Lockheart - UBS - Analyst

I couldn’t — in the fourth quarter you actually provided realized pricing for alumina. But this time I can’t seem to find it. And I was just wondering if you had indication of where your realized pricing —?

Joe Muscari - Alcoa, Inc. - CFO

Tony was just reminding me here that is something we don’t give out.

Glen Lockheart - UBS - Analyst

Okay, it was in your fourth quarter presentation, that was all.

Joe Muscari - Alcoa, Inc. - CFO

That maybe something that we give out from time to time, but we can go back and look at that if it was in the fourth quarter.

Glen Lockheart - UBS - Analyst

But you have no indication at the moment?

Alain Belda - Alcoa, Inc. - Chairman, CEO

But if you would divide, how you call, the production by the third-party sales, you’ll get to what the price is, right?

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FINAL TRANSCRIPT

Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Glen Lockheart - UBS - Analyst

That doesn’t quite work by some of the fourth quarter pricing you gave. It was out by about 20%. That was all. Maybe I can come back to it later.

Joe Muscari - Alcoa, Inc. - CFO

I think this would be something Tony could be a help to you on in terms of once you better understand what you are seeing in terms of a question, or an issue. Okay?

Operator

John Hill with Citigroup.

John Hill - Citigroup - Analyst

Just a quick follow-up, if I can ask about inventories on the balance sheet that came up above 4 million. I am just curious whether that just represents the higher price of metal, or higher input costs, or whether there has been a buildup of internal metal associated with the strike preparations?

Joe Muscari - Alcoa, Inc. - CFO

It actually was pretty much driven by metal pricing, obviously with some strike buildup. But inventory turns are at actually a pretty good level for us. So nothing really unusual there or any major buildup.

John Hill - Citigroup - Analyst

You would characterize your current internal holdings in metals at pretty much normal levels?

Joe Muscari - Alcoa, Inc. - CFO

With exceptions here and there in some of the businesses, again, as I said, due to the strike buildup we had.

Alain Belda - Alcoa, Inc. - Chairman, CEO

Yes, mostly in the fabricated business. Fabricated businesses carry a little bit more in inventory — are still carrying a little bit more of inventory at the end of this quarter — can sheet and aerospace business, automotive business had to carry in order to protect our customers during what could have been a strike. And the primary business doesn’t have to carry anything anymore. But most of the change you could almost calculate it directly to an 8% price increase in metal.

Operator

Charles Bradford with Bradford Research.

Charles Bradford - Bradford Research - Analyst

Could you give us a little bit more detail as to why Chinese alumina costs are so high? I understand there is a problem in bauxite quality. How much is that the issue? And doesn’t some of the higher cost get offset by savings they may have on internal freight costs?

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FINAL TRANSCRIPT

Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Alain Belda - Alcoa, Inc. - Chairman, CEO

I think the first thing is the bauxite is not very good. And some of the new mines they are (indiscernible), which is a very, very high gas production. The distances, yes, they might be closer to the smelters. They are a hell of a long way from the ports to get the raw materials. Overall, that is I think what gets us to an estimate like I gave you of about $300 per ton.

Charles Bradford - Bradford Research - Analyst

A lot of people are questioning whether or not the additional alumina supply in China might lead to some re-openings of some of the close smelter capacity.

Alain Belda - Alcoa, Inc. - Chairman, CEO

I think it will. Not all of the aluminum will reopen, some of it will. But remember, they continue to grow demand at a substantial pace. My guess is they will continue to consume all of this aluminum. This has been the story of the last 20 years, and we have all been looking at the sidelines and saying when is that going to be too much. It continues to be there.

Operator

(OPERATOR INSTRUCTIONS). Tony Rizzuto with Bear Stearns.

Tony Rizzuto - Bear Stearns - Analyst

Can we talk a little bit about substitution that you guys are seeing in your markets, in your end markets? We have obviously seen the price of aluminum lag a lot of the rest of the complex, and particularly against copper. And I was wondering if you could just share with us some of the experiences that you have seen in maybe some of your end markets, maybe HVAC, brazing sheet, different markets like that. What kind of opportunities are there for aluminum versus other materials?

Alain Belda - Alcoa, Inc. - Chairman, CEO

60% of where copper is used is cabling for house, for distribution cabling and transportation applications and all that. Another part is some of the radiators and heat exchangers.

You’ll see in the cabling business, I think you’ll see more and more aluminum penetration at the medium tension business. And you already observe that in China itself, as they are moving toward more in the medium tension — they are moving to more aluminum.

There’s some developing applications for aluminum in some interesting markets like, for instance, A380 will be using some aluminum cabling because it’s lighter. Obviously, that is always a great advantage on airplanes. There are some studies being conducted on cabling for automotive applications. You’re talking about 200 kilos of cable in each car, so that is another opportunity.

On the heat exchanging business, that is moving completely to aluminum. That is one of the reasons we have invested — we have plants in the U.S. and Europe, and now we will have one in China producing grating sheets for the heat exchanging business. That is — most of applications are going to be in cabling, and into heats exchangers. That is where the conversion is being done at probably an accelerated pace at this moment.

Tony Rizzuto - Bear Stearns - Analyst

I’m hearing a lot of frustration by contractors out there that indicate that they’re beginning to use more aluminum in the main electrical boxes, but so far not a lot in actual building wire. I guess it has been a question also in that part of the market with the gauge that would be required. And are there still some of those issues that we saw several decades ago do you think?

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FINAL TRANSCRIPT

Jul. 10. 2006 / 5:00PM ET, AA - Q2 2006 ALCOA Inc Earnings Conference Call

Alain Belda - Alcoa, Inc. - Chairman, CEO

Yes. The building wire, several decades ago the issue was not so much about the building wire, it was most about the connectors. We at the time used the semiconnectors and what happened is there was a lot of problems between the connector material and the cable. There are new connectors out there, and there is some research and development in that area. But people don’t switch in that area as fast as they will switch in medium tension cable. And, by the way, that is where the big volume is anyway.

Tony Rizzuto - Bear Stearns - Analyst

Are you talking about the big power cable?

Alain Belda - Alcoa, Inc. - Chairman, CEO

Not the big power cable. The big power cable is all aluminum already. It is really the distribution cable.

Operator

(OPERATOR INSTRUCTIONS).

Tony Thene - Alcoa, Inc. - Director IR

Thank you very much for attending the second quarter analyst conference. As always, if you have any additional questions, please feel free to give me a call. This officially concludes the second quarter call. Thank you very much.

Alain Belda - Alcoa, Inc. - Chairman, CEO

And by the way, guys, this was a great quarter. I would like you to think about it this way.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes your presentation, and you may now disconnect. Good day.

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